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                                                                    Exhibit 10.4

                                                        [LOGO] drugstore.com(TM)


                               AMENDMENT NO. 1 TO
              AGREEMENT BETWEEN WELLPOINT HEALTH NETWORKS, INC. AND
                              DRUGSTORE.COM, INC.




This Amendment No.1, dated as of June 29, 2001(the "Amendment"), is made to the Agreement, dated June 23, 2000, between WellPoint Health Networks, Inc. ("WellPoint") and drugstore.com, inc. ("drugstore.com") (the "Agreement"). The parties have discussed the relationship contemplated by the Agreement and have found some aspects to be operationally and financially unfeasible. In accordance with that discussion, the parties have mutually agreed to make this Amendment in mutual agreement that this Amendment modifies the Agreement sufficiently to address each parties' concerns and represents the accurate present intention of the parties. Except as otherwise indicated, all terms defined in the Agreement shall have the same meanings when used in this Amendment No. 1.

WellPoint and drugstore.com agree as follows:

1. Section 4.1(c) of the Agreement is hereby amended to read in its entirety as follows:

          (c) WellPoint shall market drugstore.com and its internet pharmacy services to WellPoint Members and to WellPoint Plan Sponsors, including without limitation offering WellPoint customers a direct Link to drugstore.com from WellPoint Plan Sponsors' intranets and by promoting drugstore.com through all reasonably available channels, including among other things (i) the inclusion of information and mutually agreed upon promotions in fifty percent (50%) of all regular mailings to WellPoint Members that reference pharmacy for BCC and Unicare; (ii) physical and/or E-mail mailings on behalf of drugstore.com (the schedule for which shall be mutually agreed upon by the parties in advance) to all Members (costs of preparing the drugstore.com-specific inserts to be borne by drugstore.com, inc. in accordance with Section 4.4 of this Agreement) so as to provide drugstore.com with a minimum of ten million (10,000,000) Member messages to a minimum of 5,000,000 WellPoint Member households about drugstore.com or drugstore.com promotions per year of the Term with uniform distribution of such "impressions" if reasonably practical through the Term (drugstore.com acknowledging that a large number of mail impressions are during plan enrollment periods. With respect to WellPoint Plan Sponsors that are not WellPoint Affiliates, drugstore.com acknowledges that WellPoint may need to obtain such WellPoint Plan Sponsor's consent before engaging in certain of these activities that relate specifically to the WellPoint Plan Sponsor or its members. WellPoint agrees that it shall exercise commercial best efforts to obtain any such consents as soon as possible.

2. Section 4.1(e) of the Agreement is hereby amended to read in its entirety as follows:

          (e) WellPoint shall make commercially reasonable efforts to provide to drugstore.com WellPoint Plan Sponsor e-mail addresses, and in WellPoint's reasonable judgment (with respect to Plan Sponsor's that are not Affiliates of WellPoint), introduce drugstore.com personnel to appropriate WellPoint Plan Sponsor contact persons so that the parties may announce their relationship and explain its benefits to WellPoint Plan Sponsors.

3. Section 6.4 of the Agreement is hereby amended to read in its entirety as follows:

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6.4 In the event that, at the two-year anniversary of the Effective Date (the
"Determination Date"), the fair market value of the Shares is not equal to or greater than $2,500,000, drugstore.com shall issue to WellPoint within twenty
(20) days of the Determination Date, at drugstore.com's discretion, either (i) cash equal to the difference between $2.5 million and the aggregate fair market value of the Shares or (ii) that number of additional shares of common stock whose aggregate fair market value as of their issuance date equals the difference between $2,500,000 and the aggregate fair market value of the Shares. The number of additional shares issued to WellPoint are limited to thirty-five
(35) million and are issued subject to the conditions of Sections 6.3 of the Agreement. If thirty-five (35) million shares are not sufficient to settle the contract on the Determination Date, then the additional number of shares required to settle the contract will be fixed based on market value on such date and the Company will use its best effort to settle its obligation in shares. For the purposes of this Section, "fair market value" of the shares of drugstore.com common stock shall be determined as follows: (i) if traded on a securities exchange or the Nasdaq National Market, the fair market value of the drugstore.com common stock shall be deemed to be the average of the closing or last reported sale prices of the drugstore.com stock on such exchange or market over the ten (10) trading day period ending five business days prior to the Determination Date; (ii) if otherwise traded in an over-the-counter market, the fair market value of the drugstore.com common stock shall be deemed to be the average of the closing ask prices of the drugstore.com common stock over the ten
(10) trading day period ending five business days prior to the Determination Date; or (iii) if there is not public market for the drugstore.com common stock, then fair market value shall be determined by mutual agreement of drugstore.com and WellPoint, and if drugstore.com and WellPoint are unable to so agree, at drugstore.com and WellPoint's equally shared expense by an investment banker of national reputation selected by drugstore.com and reasonably acceptable to WellPoint.

4.   Section 8.2 of the Agreement is hereby deleted in its entirety.
5. Exhibit C is hereby replaced in its entirety with the attached Exhibit C to this Amendment.
6. The amendments made to the Agreement by this Amendment No.1 shall be effective as of the date of this Amendment No.1. Except as specifically stated in this Amendment No.1, the Agreement is not modified, revoked or superseded and remains in full force and effect.





WellPoint:                             drugstore.com:

WellPoint Health Networks, Inc.        drugstore.com, inc.

By:  /s/ Joan Herman                   By:  /s/ Bob Barton
    --------------------------------       -------------------------------------
Title:   President                     Title:   CEO
       -----------------------------          ----------------------------------
Date Signed:  9/14/01                  Date Signed:   9/15/01
             -----------------------                ----------------------------
Address:  1 Well Point Way             Address:  13920 SE Eastgate Way
         ---------------------------            --------------------------------
          Thousand Oaks, CA 91362                Bellevue, WA 98555
         ---------------------------            --------------------------------
Phone:    (805) 557-6333               Phone:    (425) 372-3240
       -----------------------------          ----------------------------------

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                                    EXHIBIT C

                      Compensation to Be Paid to WellPoint

For each New Customer acquired by drugstore.com during the Term, drugstore.com shall pay WellPoint $15.00 during the year of such acquisition (the "New Customer Fees"). In addition, drugstore.com shall pay WellPoint $5.00 in each subsequent year that a New Customer purchases an OTC Product from drugstore.com, through the fourth year after the year in which the New Customer first purchased from drugstore.com (the "Repeat Customer Fees"). The Repeat Customer Fees will continue to be paid beyond termination of this Agreement (other than by drugstore.com under Sections 14.2(a) for so long as the Pharmacy Provider Agreement remains in effect and drugstore.com is reimbursed for prescriptions it fills for WellPoint Members. Collectively, the New Customer Fees and the Repeat Customer Fees are the "Customer Fees". A "New Customer" is an Identified Member that purchases an OTC Product from drugstore.com and has not made a prior purchase from drugstore.com.

drugstore.com shall pay WellPoint minimum Customer Fees ("Minimum Fees") according to the following schedule:

                  Year 1 of the Term:  $1,000,000.00 (paid by 6/29/2001)
                  Year 2 of the Term:  $  750,000.00
                  Year 3 of the Term:  $  750,000.00
                  Year 4 of the Term:  $  750,000.00
                  Year 5 of the Term:  $  750,000.00

For the purpose of this Exhibit C, "Year 1 of the Term" means the initial 12-month period following the Effective Date, and each successive 12-month period during the Term is noted Year 2 of the Term and so forth.

With respect to each Year of the Term, Minimum Fees shall be due and payable quarterly in advance, with each payment due by the fifth day of the following quarter. All Customer Fees due and payable shall be offset by the Minimum Fees paid by drugstore.com. During each Year of the Term, when Customer Fees exceed the Minimum Fees, such excess Customer Fees shall be due and payable within 30 days following the end of each Year of the Term.

If for any reason drugstore.com is any time during the Term (1) excluded from pharmacy networks that cover 25% or more of all WellPoint Members as of the Effective Date or (2) precluded from placement on WellPoint Sites accessible by, and/or from marketing (such as via mailings) pursuant to this Agreement to 75% of all WellPoint Members as of the Effective Date, the Minimum Fees shall be reduced to $500,000.00 per year for each period following such event. If for any reason drugstore.com is at any time during the Term (1) excluded from pharmacy networks that cover 50% or more of all WellPoint Members as of the Effective Date, (2) if Blue Cross of California is sold or is no longer an Affiliate of WellPoint (and it excludes drugstore.com from its networks), or (3) any two or more PBMs or Health Plans that are Affiliates of WellPoint are sold or are no longer Affiliates of WellPoint (and such Affiliates exclude drugstore.com from their network(s), Minimum Fees shall no longer be payable to WellPoint for periods following such event.